UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2005

SUNSET BRANDS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-51162	91-2007330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Wilshire Boulevard, Suite 1220, Los Angeles, CA		90024
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (310) 478-4600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Amendment to Acquisition Agreement and Plan of Merger

As previously reported, on February 18, 2005, Sunset Brands, Inc. (the “Company”) entered an Acquisition Agreement and Plan of Merger (as amended by Amendment No. 1 thereto, the “Merger Agreement”) by and among the Company, IBF Fund Liquidating, LLC, a Delaware limited liability company (“IBF”), U.S. Mills, Inc., a Delaware corporation (“USM”), USM Acquisition Sub, Inc. (the “Merger Sub”), a newly formed Delaware corporation and wholly-owned subsidiary of the Company.  Pursuant to the terms of the Merger Agreement, the Merger Sub will merge with and into USM, with USM continuing as the surviving corporation and a wholly-owned subsidiary of the Company (the “Merger”).

On April 19, 2005, the Company, IBF, Merger Sub and USM entered into that certain Amendment No. 2 to Acquisition Agreement and Plan of Merger (the “Amendment”) dated as of April 18, 2005.  Pursuant to the terms of the Amendment, the termination provisions of the Merger Agreement were amended to extend, from April 15, 2005 to May 13, 2005, the date after which the parties may terminate the Merger Agreement if the various conditions to closing have not been satisfied.

In addition, the Amendment requires the Company to deposit into escrow $500,000 in cash and a confession of judgment Promissory Note in the amount of $1.5 million (the “Escrow Note”) (which deposits are in addition to the $500,000 in cash and 500,000 shares of Company common stock deposited in connection with the signing of the original Merger Agreement).  The Escrow Note is not deemed issued and outstanding unless and until required to be released to USM out of the escrow account.  The Escrow Note bears interest from and after May 14, 2005 at the short term applicable federal rate, as defined in Section 1274(d) of the Internal Revenue Code of 1986, as amended.  The Escrow Note is due and payable in full upon three days prior written demand of USM which may be made at any time after May 13, 2005.  The Escrow Note contains covenants by the Company that until the Escrow Note is repaid or cancelled in full, the Company will not take any action or fail to take any action that will result in the imposition of any lien or other encumbrance on any asset or property of the Maker, other than (1) as may be necessary to secure financing in connection with the acquisition of USM, (2) in connection with the incurrence of indebtedness to fund the operation of the Company’s business in the ordinary course of business in an aggregate amount not to exceed $500,000 or (3) in connection with any other business acquisition.

In the event all other conditions to closing to be satisfied by IBF or USM have been satisfied and the Company fails to close due to a failure of the Company to have sufficient cash or other financing in place to close, the Company may be required to forfeit all cash and shares deposited into escrow to USM.  In addition, in such circumstances, the Escrow Note would be released and USM would likely make demand for payment.  Absent additional financing, it is unlikely that the Company would have sufficient capital resources to repay the Escrow Note.  If the Company were unable to repay the Escrow Note upon demand, USM would likely attempt to obtain a judgment against the Company for the full amount of the Escrow Note.  There can be no assurances that the Company will be able to obtain sufficient financing in order to complete the transaction within this timeframe or, if available, that the financing will be made on favorable terms.

As part of the Amendment, the parties also agreed to the following: (i) the provision requiring a $500,000 break-up fee payable by IBF to Sunset in certain circumstances was deleted, (ii) certain conditions to the Company’s obligations to close were deleted, including the Company’s right to terminate in the event shareholder consent is not obtained or in the event of a material adverse change in USM’s business.

In the event the Company completes the acquisition of USM, the Amendment requires the Company to pay certain costs and expenses to IBF which shall not exceed $75,000.

Finally, the amendment increases the maximum positive working capital adjustment from $500,000 to $1,000,000. As a result, in the event of a positive change in the Company’s working capital prior to closing, the Company would be required to pay up to $1,000,000 in additional purchase price (in the form of preferred stock, warrants and/or other securities).

The foregoing description of the Amendment and related transactions does not purport to be complete and is qualified in its entirety by reference to the Amendment and form of Escrow Note attached hereto as Exhibit 2.1 and 2.2, respectively, each of which is incorporated into this report by this reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above for a description of certain financial obligations of the Company that have or may be incurred in connection with the proposed acquisition of USM.

Item 9.01.  Financial Statements and Exhibits.

(c) Exhibits

The following exhibit is filed as part of this report:

2.1                                                                                 Amendment No. 1 to Acquisition Agreement and Plan of Merger, dated as of March 18, 2005, by and among the Company, IBF Fund Liquidating, LLC, a Delaware limited liability company, U.S. Mills, Inc., a Delaware corporation, USM Acquisition Sub, Inc., a Delaware corporation

2.2                                                                                 Form of $1,500,000 promissory note, dated as of April 18, 2005, delivered into escrow pursuant to the requirements of Amendment No. 1 to Acquisition Agreement and Plan of Merger

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNSET BRANDS, INC.

Date: April 25, 2005	By:	/s/ Todd Sanders
Todd Sanders, CEO and President

	By:	\s\ Stephen Radusch
Stephen Radusch, Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

2.1

Amendment No. 1 to Acquisition Agreement and Plan of Merger, dated as of March 18, 2005, by and among the Company, IBF Fund Liquidating, LLC, a Delaware limited liability company, U.S. Mills, Inc., a Delaware corporation, USM Acquisition Sub, Inc., a Delaware corporation

2.2	Form of $1,500,000 promissory note, dated as of April 18, 2005, delivered into escrow pursuant to the requirements of Amendment No. 1 to Acquisition Agreement and Plan of Merger